Exhibit 4.8



The following amendments to the Master Trust Agreement between Ford Motor Company (the "Company") and Fidelity Management Trust Company, as Trustee, were adopted on April 1, 2002:

o Effective April 1, 2002, the Trustee added the following funds as investment options to the Ford Motor Company Savings and Stock Investment Pan for Salaried Employees ("SSIP") and the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees ("TESPHE") (individually and collectively, the "Plan"): Morgan Stanley Institutional Fund, Inc. - Global Value Equity Portfolio - Class A, Janus Aspen Series: Growth Portfolio - Institutional Shares, Royce Low-Priced Stock Fund, Vanguard Explorer Fund - Admiral Class, Neuberer Berman Genesis Fund - Investor Class, Janus Aspen Series: International Growth Portfolio - Institutional Shares, INVESCO Dynamics Fund - Investor Class, PIMCO Real Return Bond - Institutional Class, PIMCO Total Return Fund - Administrative Class, Templeton Foreign Fund - Class A, The Oakmark Select Fund, Fidelity Freedom 2000 Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2030 Fund, Fidelity Freedom 2040 Fund, Fidelity Freedom Income Fund, U.S. Extended Market Index Fund, and the BGI EAFE Equity Index Fund - Class T.

o The Company informed the Trustee that effective April 1, 2002, the assets of the following funds were to be frozen to incoming contributions:
     Fidelity  Worldwide  Fund,  Fidelity Stock  Selector  Fund,  Fidelity Asset
     Manager: Growth, Fidelity Asset Manager: Income, Fidelity New Markets Income Fund, Fidelity Global Balanced Fund, Fidelity Small Cap Independence Fund, T. Rowe Price Spectrum Growth Fund, Scudder International Fund, Vanguard LifeStrategy - Conservative Growth Fund, T. Rowe Price Spectrum Income Fund, Vanguard LifeStrategy - Moderate Growth Fund, T. Rowe Price New Horizons Fund, Scudder Global Fund, Vanguard LifeStretegy - Growth Fund, T. Rowe Price International Stock Fund, Scudder Global Discovery Fund, Scudder Income Fund, T. Rowe Price New Asia Fund, Scudder Growth & Income Fund, Scudder Europe Growth, T. Rowe Price New Era Fund, Scudder - The Japan Fund, Inc., Vanguard International Value Fund, T. Rowe Price Latin America Fund, Vanguard Value Index Fund- Institutional Shares, Vanguard Growth Index Fund - Institutional Shares, Fidelity Balanced Fund, Fidelity Canada Fund, Fidelity Europe Fund, Fidelity Fund, Fidelity Government Income Fund, Fidelity Growth & Income Fund, Fidelity Independence Fund, Fidelity International Growth & Income Fund, Fidelity Investment Grade Bond Fund, Fidelity Pacific Basin Fund, Fidelity Puritan Fund, Fidelity Trend Fund, Fidelity Utilities Fund, Fidelity Value Fund and Fidelity Asset Manager Fund. The Company directed the Trustee with regard to the SSIP to liquidate all participant balances held in the above-mentioned funds (except for balances held in Fidelity Asset Manager:
     Income, Fidelity Asset Manager, Fidelity Asset Manager: Growth, Vanguard Strategy - Conservative Growth Fund, Vanguard LifeStrategy - Moderate Growth Fund, and Vanguard LifeStrategy Growth Fund) on March 31, 2003 and to invest the proceeds in the Interest Income Fund. The Company also directed the Trustee with regard to the SSIP to liquidate all participant balances held in the Fidelity Asset Manager: Income, Fidelity Asset Manager, Fidelity Asset Manager: Growth, Vanguard Strategy - Conservative Growth Fund, Vanguard LifeStrategy - Moderate Growth Fund, and Vanguard LifeStrategy Growth Fund on March 31, 2003 and to invest the proceeds in Fidelity Freedom Income Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2020 Fund and Fidelity Freedom 2030 Fund, respectively.